Exhibit 99.1

N E W S
Contacts: Paul Arling (UEI) 714.820.1000
Kirsten Chapman (IR Agency) 415.433.3777
Universal Electronics Reports Second Quarter 2009
Financial Results
- Posts Strong Sales of $78.3 million -
- Reports EPS of $0.27, Up 13% over Second Quarter 2008 -
CYPRESS, CA — August 6, 2009 — Universal Electronics Inc. (UEI), (NASDAQ: UEIC) reported financial results for the second quarter ended June 30, 2009.
“Our strong second quarter revenue of $78.3 million was largely driven by the continued success of our Business Category,” stated Paul Arling, UEI’s Chairman and CEO. “Our relationships with subscription broadcasters again drove sales as consumers continued to upgrade from analog to digital, as well as purchase new services and devices. These consumer trends toward advanced technologies are persistent and drive growth worldwide, which represents a significant opportunity for UEI.”
Quarterly Financial Results: Second Quarter 2009 Compared to Second Quarter 2008
•	Net sales were $78.3 million, compared to $70.7 million.
▪	Business Category revenue was $68.1 million, compared to $56.8 million. The Business Category contributed 87% of total net sales, compared to 80%.

▪	Consumer Category revenue was $10.2 million, compared to $13.9 million. The Consumer Category contributed 13% of total net sales, compared to 20%.
•	Gross margins were 32.6%, compared to 34.3%.

•	Total operating expenses were $19.8 million, compared to $19.9 million.

•	Net income was $3.8 million, or $0.27 per diluted share, compared to $3.5 million, or $0.24 per diluted share.

•	At June 30th, the cash and cash equivalents and term deposit balance was $70.6 million.
Bryan Hackworth, UEI’s CFO, commented “Our second quarter 2009 performance exceeded guidance. Sales in our Business Category were strong, and coupled with gross margins and expenses coming in within our expectations, our earnings per diluted share exceeded our guidance for the quarter. In addition, we have a very strong financial foundation with a cash position of $70.6 million.”
Six-month Period Financial Results: June 30, 2009 Compared to June 30, 2008
•	Net sales were $149.4 million, compared to $131.9 million.

•	Gross margins were 31.4%, compared to 34.8%.

•	Total operating expenses were $39.7 million, including $1.1 million in deal costs relating to the acquisition of remote control assets from Zilog, Inc, compared to $38.9 million.

•	Net income was $ 4.6 million, or $0.33 per diluted share, compared to $6.0 million, or $0.40 per diluted share.

Financial Outlook
Hackworth continued, “When determining our guidance, we use both micro data such as internal sales and customer forecasts as well as macro data such as industry and general economic forecasts. These data inputs have become increasingly unclear and at times contradictory in both the Business and Consumer categories. We believe this to be a result of the volatility and unpredictability of the current economy. While we have met or exceeded expectations in both the first and second quarter of 2009, our visibility of future outcomes beyond one quarter has diminished considerably throughout the current year. As a result, we will not provide detailed guidance for the full year 2009; however, we believe we will continue to produce sales growth for the remainder of 2009 and we expect earnings to be relatively flat compared to the prior year.”
For the third quarter of 2009, net sales are expected to range between $79 million and $82 million, compared to $76.5 million in the third quarter of 2008. The company anticipates gross margins for the third quarter of 2009 to be approximately 32.0 percent of sales, plus or minus one point, compared to 32.6 percent of sales in the third quarter of 2008. For the third quarter of 2009, operating expenses are expected to range from $19.3 million to $19.9 million, compared to third quarter 2008 operating expenses of $19.0 million. Earnings per diluted share for the third quarter of 2009 are expected to range from $0.26 to $0.30, compared to earnings per diluted share of $0.28 in the third quarter of 2008.
Conference Call Information
UEI’s management team will hold a conference call today, Thursday, August 6, 2009 at 4:30 p.m. ET / 1:30 p.m. PT, to discuss its second quarter 2009 earnings results, review the quarterly activity and answer questions. To participate in the U.S. please dial 877-655-6895 and internationally dial 706-758-0299 approximately 10 minutes prior to the start of the conference. The conference ID is 16847245. The live call can also be accessed over the Internet through UEI’s Web site at www.uei.com and will be available for replay for a year at www.uei.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 800-642-1687 and internationally, 706-645-9291. Enter access code 16847245.
About Universal Electronics Inc.
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company’s broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. UEI also delivers complete home control solutions in the professional custom installation market under the brand name Nevo®, as well as software solutions for digital media control and enjoyment in the consumer and OEM markets under the brand SimpleCenter™. For additional information, visit our web site at www.uei.com.

Safe Harbor Statement
This press release contains forward-looking statements that are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the timing and success of the Company’s integration of recently acquired the patented and software technologies with the Company’s existing technologies, including the successful transition of recently hired personnel and technology development; the ability to realize anticipated synergies from the Zilog acquired assets with the Company’s existing businesses; the continued growth in the subscription broadcasting markets and continued increasing global consumer demand for advanced technologies including digital, DVR, and HD transitions; the continued softness in our worldwide markets due to the current economic environment; general economic conditions; and other factors described in the Company’s filings with the U.S. Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward looking statement due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
- Tables Follow —

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share-related data)
(Unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$21,377	$75,238
Term deposit	49,199	—
Accounts receivable, net	58,636	59,825
Inventories, net	44,722	43,675
Prepaid expenses and other current assets	2,354	3,461
Deferred income taxes	2,402	2,421

Total current assets	178,690	184,620
Equipment, furniture and fixtures, net	8,472	8,686
Goodwill	13,674	10,757
Intangible assets, net	12,076	5,637
Other assets	624	609
Deferred income taxes	7,391	7,246

Total assets	$220,927	$217,555

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$42,603	$44,705
Accrued sales discounts, rebates and royalties	4,426	4,848
Accrued income taxes	1,828	2,334
Accrued compensation	4,779	3,617
Other accrued expenses	6,966	6,813

Total current liabilities	60,602	62,317
Long-term liabilities:
Deferred income taxes	140	130
Income tax payable	1,442	1,442
Other long-term liabilities	154	313

Total liabilities	62,338	64,202

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 18,925,878 and 18,715,833 shares issued at June 30, 2009 and December 31, 2008, respectively	189	187
Paid-in capital	124,643	120,551
Accumulated other comprehensive income	966	750
Retained earnings	108,926	104,314

	234,724	225,802

Less cost of common stock in treasury, 5,274,296 and 5,070,319 shares at June 30, 2009 and December 31, 2008, respectively	(76,135)	(72,449)

Total stockholders’ equity	158,589	153,353

Total liabilities and stockholders’ equity	$220,927	$217,555

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net sales	$78,303	$70,684	$149,429	$131,875
Cost of sales	52,808	46,472	102,497	85,928

Gross profit	25,495	24,212	46,932	45,947

Research and development expenses	2,050	2,121	4,160	4,317
Selling, general and administrative expenses	17,758	17,734	35,549	34,590

Operating income	5,687	4,357	7,223	7,040
Interest income, net	127	893	266	1,790
Other income (expense), net	182	(2)	(186)	180

Income before provision for income taxes	5,996	5,248	7,303	9,010
Provision for income taxes	(2,180)	(1,753)	(2,691)	(3,042)

Net income	$3,816	$3,495	$4,612	$5,968

Earnings per share:
Basic	$0.28	$0.25	$0.34	$0.42

Diluted	$0.27	$0.24	$0.33	$0.40

Shares used in computing earnings per share:
Basic	13,621	14,033	13,640	14,256

Diluted	13,981	14,547	13,907	14,755

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2009	2008
Cash provided by operating activities:
Net income	$4,612	$5,968
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,332	2,892
Provision for doubtful accounts	143	64
Provision for inventory write-downs	2,170	973
Benefit for deferred income taxes	(111)	(171)
Tax benefit from exercise of stock options	301	171
Excess tax benefit from stock-based compensation	(151)	(134)
Shares issued for employee benefit plan	342	282
Stock-based compensation	2,081	2,311

Changes in operating assets and liabilities:
Accounts receivable	927	4,173
Inventories	(3,021)	(7,462)
Prepaid expenses and other assets	1,112	(1,112)
Accounts payable and accrued expenses	(1,603)	8,795
Accrued income taxes	(527)	639

Net cash provided by operating activities	9,607	17,389

Cash used for investing activities:
Term deposit	(49,199)	—
Acquisition of equipment, furniture and fixtures	(2,193)	(3,457)
Acquisition of intangible assets	(751)	(505)
Acquisition of assets from Zilog, Inc.	(9,502)	—

Net cash used for investing activities	(61,645)	(3,962)

Cash used for financing activities:
Proceeds from stock options exercised	1,557	525
Treasury stock purchased	(3,873)	(17,489)
Excess tax benefit from stock-based compensation	151	134

Net cash used for financing activities	(2,165)	(16,830)

Effect of exchange rate changes on cash	342	5,008

Net (decrease) increase in cash and cash equivalents	(53,861)	1,605
Cash and cash equivalents at beginning of period	75,238	86,610

Cash and cash equivalents at end of period	$21,377	$88,215